Number 469272
Certificate of Incorporation
on change of name

I hereby certify that
INGERSOLL-RAND PUBLIC LIMITED COMPANY
having, by a Special Resolution of the Company,
and with the approval of the Registrar of Companies,
changed its name, is now incorporated as a
Public Limited Company
under the name
TRANE TECHNOLOGIES PUBLIC LIMITED COMPANY
and I have entered such name on the Register accordingly.
Given under my hand at Dublin, this
Monday, the 2nd day of March, 2020
for Registrar of Companies.

Signed By: On Behalf of The Registrar of Companies
Signing Date: Mon, 02 Mar 2020 06:17:14 GMT +00:00
Reason: I certify this document
Location: Dublin, Ireland
Contact Info: digital.certs@cro.ie